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                                                                    Exhibit 3.49

NO. 13 -MORTGAGE OF REAL PROPERTY.           State Publishing Co., Helena, Mont.

     THIS INDENTURE, made and entered into this the
day               February                  in the year of our Lord one thousand
nine hundred and                 ninety-two (1992)

BY AND BETWEEN Centennial Foods, Inc. an Idaho Corporation, of

     109 Washington Street, Dillon,  Montana

of  Beaverhead                   County, Montana, party   of the first part, and

The State of Montana. Department of Commerce of 1426 9th Avenue, Helena, Montana

of                                  the party                of the second part.

     WITNESSETH, That the said party of the first part, for and in consideration of the sum of Seven Hundred Eighty-Thousand and No./00 Dollars 780.000.00) lawful money of the United States of America to it in hand paid by the said party of the second part, the receipt whereof is hereby acknowledged, has mortgaged, granted, bargained, sold and conveyed, and by these presents does hereby mortgage, grant, bargain, sell and convey unto the said part y of second part, and to its heirs and assigns forever, all that certain lot, piece or parcel of land situate, lying and being in the County of Beaverhead State of Montana; and particularly described as follows, to-wit:- A parcel of land located in the NE 1/4 NE 1/4 of Section 16. Township 6 South, Range_7_West, P.M.M., County of Beaverhead, State of Montana, and more completely described as follows: Beginning at the Northeast section corner of Section 16, Township 6 South. Range 7 West. P.M.M., thence S 76 37'33" W-926.47 feet to the TRUE POINT OF BEGINNING, thence, first course S 66 21'34" W-204.62 feet, thence, second course. S 02 54' 15" E-307.52.feet. thence, third, couse. N85 06' 33" E 152.00 feet. thence fourth and final course, N 03 06' 25" E-376.77 feet to the point of beginning. Said parcel containing 1.33 acres . Bearings based on the record bearings of Farm Unit No. 76 (Ref. Certificate of Survey Number 695). Together with that certain agreement designated Well Agreement and Grant of Easement dated the 10th day of January 1991, and recorded the 15th day of May 1991, at 10:04 a.m. in Book 262 of Microfilm, pages 1lOl and 1102, records of the Clerk and Recorder for Beaverhead County, Montana.

     THIS GRANT is intended as a Mortgage to secure the  payment of that certain

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promissory note dated the 20th day of December 1990,  executed  and delivered by the said part Y of the first part to the said part Y o f the second part in words and figures as follows, to-wit: See Promissory Note and Amortization Schedule attached hereto as Exhibit "A" and by this reference made a part of hereof.

     AND THESE PRESENTS SHALL BE VOID if such payment be made; but in case default shall be made in the payment of the said principal sum of money, or any part thereof, as provided in said note ,or if the interest that may grow due thereon, or any part thereof, shall be due and unpaid for the space of 60 + 60 days after the same should the have been paid, according to the terms of said promissory note , then and from thenceforth, it shall be optional with the said party of the second part, heirs, executors, administrators or assigns to consider the whole of said principal sum expressed in the said note as immediately due and payable, although the time expressed in the said note for the payment thereof shall not have arrived; and immediately to enter into and upon all and singular the premises hereby granted or intended so to be, and to sell and dispose of the same, or any part thereof, and all benefit and equity of redemption of the said party of the first part, its heirs, executors, administrators, or assigns at public auction, upon giving notice of the time and place of sale in the manner provided by law for the sale of real estate on execution, and to make execute and deliver to the purchaser or purchasers thereof at such sale all necessary conveyances, or deeds for the purpose of vesting in such purchaser or purchasers the premises so sold in fee-simple absolute, and out of the moneys arising from such sale to retain the principal and interest which shall absolute, and out of the moneys arising from such sale to retain the principal and interest which shall then be due on said promissory note together with the costs and charges of said sale, including a reasonable attorney's fee, and also the amount of all such payments of taxes, assessments, encumbrances or insurance as may have been paid of the said part Y second part, its heirs, executors, administrators or assigns, by reason of the permission hereinafter given, with the interest on the same hereinafter allowed, rendering the overplus of the money, if any there shall be, unto the said part. Y of the first part, its, heirs, executors, administrators or assigns. And the said first part y do es. hereby further covenant, promise and agree to and with the second part Y to pay and discharge, at maturity, all such taxes, liens and encumbrances now subsisting or hereafter to be laid or imposed upon such premises, or which may be in effect a prior charge thereupon to these presents, during the continuance hereof, and in default thereof the said party of the second part, its heirs, executors, administrators or assigns may pay and discharge the same,

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and may at its  option,  keep  fully  insured  against  all  risks  by fire  the buildings which are, now, or may hereafter be erected on the said premises, at the expense of the said first part y and the sums so paid shall be repayable in the same kind of money or currency in which the same shall have been paid and shall bear interest at the rate of 8% percent per annum until paid, and shall be considered as secured by these presents, and be a lien upon the said premises and shall be deducted from the proceeds of the sale thereof above mentioned, with interest as herein provided. If the second part y so elects be it may bring an action to foreclose this Mortgage, in which event shall be entitled to include in the judgment and decree of foreclosure any moneys paid out or expended by it under the provisions herein before set out, with interest thereon as above set out, and also a reasonable attorney's fee to be fixed and allowed by the Court, and taxed and collected as other costs.

     IN WITNESS WHEREOF, The said party of the first part has hereunto set its hand and seal this the day and year in this Indenture first above written.

Signed, Sealed and Delivered in the Presence of           CENTENNIAL FOODS, INC.
                                                          By /s/Ike Lynch
(Seal)                                                       ------------
                                                             President

(Seal)

         (corporate seal)                                     Attest:
(Seal)
         STATE OF MONTANA,                                    Secretary
                           }ss.
County of Beaverhead

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On this        day of           February  nineteen hundred and ninety-two before
me                            , a Notary Public in and for the State of Montana,
personally appeared the President and Secretary, respectively, for Centennial Foods, Inc. .the corporation that executed this instrument, known to me to be
the  persons  whose  names  are  subscribed  to  the  within   instrument,   and
acknowledged to me that they executed the same. For and on behalf of such corporation. and on behalf of such corporation.

                    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year in this certificate first above written.


                                  Notary Public for the State of Montana.

                                  Residing at       Dillon,  Montana
                                  My Commission expires              ,19